EXHIBIT 4.7

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of November 9, 2012, by and among Calpian, Inc., a Texas corporation (“Borrower”), Granite Hill Capital Ventures, LLC, a Delaware limited liability company (“Granite Hill”) and each of the other lenders which hereafter become a party hereto (collectively, “Lenders” and each individually, a “Lender”), Granite Hill, as agent for the Lenders (Granite Hill, in such capacity, “Agent”), Calpian Residual Partners LP II (“Calpian II”) and Calpian Residual Partners LP IV (“Calpian IV”, and together with Calpian II, the “Calpian Partners Entities”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Agent and Lenders hereby agree as follows:

SECTION 1. DEFINITIONS.

“Accountants” is defined in Section 7(a).

“Accounts” shall mean the Wells Accounts and the JPMorgan Accounts.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” is defined in the preamble.

“Aggregate Commitments” shall mean the Term Loan Aggregate Commitment.

“Agreement” is defined in the preamble.

“Arranger Fee” is defined in Section 2.2(c).

“Assignment Agreement” is defined in Section 13(c).

“Authorized Agent Officers” is defined in Section 4(g).

“Borrower” is defined in the preamble.

“Borrowing Request” is defined in Section 3.1(i).

“Business Day” means any day on which commercial banks are not authorized or required to close in Los Angeles, California or Dallas, Texas.

“Calpian II” is defined in the preamble.

“Calpian IV” is defined in the preamble”

“Calpian Partners Entities” is defined in the preamble.

“CCP” is defined in Section 15(b).

“Claim” is defined in Section 15(b).

“Closing Date” means (subject to the satisfaction of the applicable conditions set forth herein) the date of this Agreement, at the offices of Agent at 401 El Cerrito Avenue, Hillsborough, California 94010, or at such other place as the parties may agree.

“Collateral” means any and all of the following items, tangible or intangible, in every stage of completion, wherever the same may be located: (i) all goods (including all inventory and equipment) and accessions thereto, (ii) all instruments, (iii) all promissory notes, (iv) all documents, (v) all chattel paper (whether tangible or electronic), (vi) all letter-of-credit rights (whether or not the related letters of credit are evidenced by writings), (vii) all investment property (including all certificated or uncertificated securities, security entitlements, securities accounts, commodity contracts and commodity accounts), (viii) all accounts (including Accounts and retail credit card processing residual income streams), (ix) all deposit accounts, (x) all commercial tort claims, (xi) all other claims and causes of action, (xii) all insurance claims and proceeds, (xiii) all general intangibles (including all payment intangibles and software), (xiv) all recorded data of any kind or nature, regardless of the medium of recording, including books and records, writings, plans and specifications, (xv) all other contract rights and rights to the payment of money, (xvi) all other personal property of any kind, nature or description (including all Intellectual Property), (xvii) all supporting obligations relating to the foregoing, and (xviii) all proceeds, products, rents, income and profits of the foregoing, including all monies and other property received from the sale, assignment, lease, license, exchange or other disposition of any of the foregoing and further including all proceeds as now or hereafter defined in Article 9 of the UCC. Without in any way limiting the generality of the foregoing, the term “Collateral” shall include (x) all of Borrower’s assets and properties, including, without limitation, all balances, credits, deposits, accounts or moneys of or in the name of Borrower in the possession or control of, or in transit to, any bank or other financial institution, all other rights to the payment of money, including, without limitation, dividends, tax refunds and insurance proceeds, all other goods and personal property of Borrower, whether tangible or intangible and whether now owned or hereafter acquired by Borrower and wherever located, all books, correspondence, credit files, records, invoices, bills of lading and other documents relating to any of the foregoing, including, without limitation, all tapes, cards, computer runs and other papers and documents in the possession or control of Borrower or any computer bureau from time to time acting for Borrower, and all accessions to, substitutions for, and replacements, proceeds and products of any of the foregoing (including, without limitation, all rights in, to and under all policies of insurance, as well as claims or rights to payments thereunder and proceeds therefrom, and any credit insurance), (y) the Collateral Loan Documents (as defined in the Collateral Assignment) and (z) all of Calpian Partners Entities’ rights, title and interest in and to the JPMorgan Accounts, including all proceeds and products of such JPMorgan Accounts.

“Collateral Assignment” means that certain Collateral Assignment, of even date herewith, by and between Borrower and Agent.

“Control Agreement (JPMorgan)” means that certain Blocked Account Control Agreement (Shifting Control), of even date herewith, by and among Calpian Partners Entities, Granite Hill and JPMorgan Chase, N.A.

“Control Agreement (Wells)” means that certain Deposit Account Control Agreement (Access Restricted after Notice), of even date herewith, by and among Borrower, Granite Hill and Wells Fargo Bank, National Association.

“Covenant Compliance Report” is defined in Section 7(a).

“Court” is defined in Section 15(b).

“Default” means any event or circumstance which, with the giving of notice or the passage of time (or both) would become an Event of Default.

“Default Rate” is defined in Section 2.4.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Agent, and (ii) unless a Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Law” is defined in Section 7(l).

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Event of Default” is defined in Section 9.

“Existing Indebtedness” is defined in Section 2.1(c).

“Existing Processors” is defined in Section 3.1(k).

“Existing Residual Contracts” shall mean those contracts listed on Exhibit D.

“Existing Residuals Security Documents” is defined in Section 3.1(k).

“Future Processors” is defined in Section 7(r).

“Future Residual Contracts” is defined in Section 8(l).

“Future Residuals” is defined in Section 2.1(c).

“Future Residuals Security Documents” is defined in Section 7(o).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

“Granite Hill” is defined in the preamble.

“Granite Hill Documents” is defined in Section 15(b).

“Hazardous Materials” is defined in Section 7(l).

“Indemnified Liabilities” is defined in Section 11.

“Indemnified Parties” is defined in Section 11.

“Initial Term Loan Funding Amount” is defined in Section 2.1(a).

“Intellectual Property” shall mean present and future (a) United States trademarks and trademark registrations of Borrower or in which Borrower has an interest by ownership, license or otherwise; (b) all registration of such trademarks in any State of the United States and any foreign countries or localities; (c) all trade names owned by Borrower or in which Borrower has an interest by ownership, license or otherwise; (d) all elements of package or trade dress of goods owned by Borrower; (e) the good will of Borrower’s business(es) connected with and symbolized by such trademarks, trade names and package or trade dress; (f) all patents and patent applications of Borrower or in which Borrower has an interest by ownership, license or otherwise; (g) all patents, secret or other formulae, trade secret or other processes, compounds, know-how and methods relating to the manufacture of Borrower’s inventory under or in connection with such trademarks, trade names and package or trade dress; (h) all copyrights and copyright registrations of Borrower or in which Borrower has an interest by ownership, license or otherwise; (i) all right, title and interest of Borrower under all agreements with third parties relating to any of the foregoing; and (j) the proceeds of all of the foregoing.

“JPMorgan Accounts” is defined in Section 2.3.

“Lender” is defined in the preamble.

“Loans” means, collectively, the Term Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Subordination Agreements, the Collateral Assignment, the Control Agreement (JPMorgan), the Control Agreement (Wells) and other documents, instruments and agreements executed and delivered from time to time in connection herewith or pursuant hereto.

“Majority Lenders” shall mean, as of any date of determination, Agent and Lenders (which shall in all cases include Granite Hill) having at least 75% of the Aggregate Commitments.

“Material Adverse Effect” means any occurrence or occurrences, condition or conditions or effect or effects that individually or in the aggregate are or are likely to be materially adverse to (i) the assets, business, operations, performance or condition (financial or otherwise) of Borrower, (ii) repayment of the Loans to the Lenders, (iii) the ability of Borrower to perform its obligations under any Loan Document to which its is a party or (iv) the validity or enforceability of any of the Loan Documents.

“Monthly Payment Date” means the first day of each month.

“Notes” means the Term Notes.

“Obligations” means, with respect to Borrower, any and all obligations (monetary or otherwise) of Borrower to Agent and Lenders arising under or in connection with this Agreement or any of the other Loan Documents (including, without limitation, the Notes) to which Borrower is a party.

“Percentage” shall mean the Term Loan Percentage.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Processors” shall mean Existing Processors and Future Processors.

“Property” is defined in Section 7(l).

“Purchased Residuals” is defined in the Existing Residual Contracts.

“Register” is defined in Section 13(c)(vii).

“Residuals” is defined in Section 7(c).

“Subordination Agreements” means those certain Subordination Agreements, of even date herewith, each entered into by and among Borrower, Granite Hill and the respective subordinated note holder identified therein.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Successor Agent” is defined in Section 4(c).

“Term Loan” is defined in Section 2.1(a).

“Term Loan Aggregate Commitment” is defined in Section 2.1(a).

“Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.

“Term Loan Increased Amount” is defined in Section 2.2(d).

“Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Term Loan.

“Term Loan Percentage” shall mean initially, with respect to Granite Hill – 100%, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Maturity Date” means June 1, 2016.

“Term Notes” is defined in Section 2.1(a).

“Wells Accounts” is defined in Section 2.3.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction from time to time.

SECTION 2. THE LOAN.

2.1. Term Loan.

(a) Term Loan. Lenders shall provide Borrower with a term loan (the “Term Loan”) in the maximum principal amount of Five Million Dollars ($5,000,000) (the “Term Loan Aggregate Commitment”), which shall be evidenced by one or more Term Notes made by Borrower in favor of each Lender, substantially in the form of Exhibit A attached hereto (together with all amendments, renewals, extensions, substitutions and replacements, collectively, the “Term Notes”). So long as there is no existing or anticipated default by the Borrower under any of the Loan Documents, the initial funding under the Term Loan in the amount of $3,000,000 shall occur on the Closing Date (the “Initial Term Loan Funding Amount”); provided, however Granite Hill shall withhold $200,000 of such Initial Term Loan Funding Amount to satisfy the Arranger Fee owed by Borrower to Granite Hill on the Closing Date. Any subsequent advances under the Term Loan shall be used to finance the acquisitions of Future Residuals (as defined below) by the Borrower (subject to satisfaction of the requirements set forth in Section 2.1(d)). In no event may Borrower re-borrow any portion of the Term Loan that has been repaid. Unless earlier paid in full or declared due and payable in accordance with the terms hereof, the payments of principal and interest on the Term Loan shall be due and payable in accordance with the payment terms set forth in this Section 2.1. Principal on the Term Loan, together with all accrued but unpaid interest, shall be due and payable on the Term Loan Maturity Date.

(b) Wire Instructions. Any and all wires made to Agent or Granite Hill shall be sent to the account identified on the wire instructions set forth on Exhibit C attached hereto. Any and all wires made to Borrower shall be sent to the account identified on the wire instructions set forth on Exhibit C attached hereto.

(c) Use of Proceeds of Term Loan. The proceeds of the Term Loan shall be used only for (i) the repayment of existing indebtedness to HD Special-Situations II, LP in the aggregate amount not to exceed $2,800,000 (the “Existing Indebtedness”) and (ii) the acquisition of retail credit card processing residual income streams generated from merchants in the United States after the Closing Date (the “Future Residuals”), but only if the acquisition of such Future Residuals has been approved in writing by the Lender prior to its consummation and satisfies the requirements set forth in Section 2.1(d) below, each as determined in Agent’s sole and absolute discretion. Immediately following the Closing Date (and in no event more than two (2) days from the Closing Date), Borrower shall provide agent with evidence of payoff of such Existing Indebtedness in form and substance reasonably satisfactory to Agent (including without limitation, evidence of termination of financing statements of record prior to the Closing Date in respect of the Existing Indebtedness). For the avoidance of doubt, in no event shall any proceeds of the Term Loan be used in connection with transactions involving Borrower’s interest in Digital Payments Processing Limited or any of its Affiliates.

(d) Requirements. If Borrower requests advances under the Term Loan in the case of an acquisition of Future Residuals, Lenders shall not be required to make such advances unless the following requirements are satisfied in Agent’s sole and absolute discretion prior to the extension of such advances: amounts outstanding under the Term Loan after giving effect to the funding of such advance request shall not exceed 16 times Borrower’s expected monthly gross cash flow as measured immediately following the acquisition of the Future Residuals.

(e) Repayment. Commencing on June 1, 2014, and continuing on each Monthly Payment Date thereafter including the Term Loan Maturity Date, Borrower shall pay to Lenders twenty-five equal monthly installments of principal, plus accrued interest sufficient to repay the Term Loan in full on or before the Term Loan Maturity Date, with advance payments and prepayments allowed (subject to Section 2.2(f) below). For the avoidance of doubt, irrespective of any partial or full repayments, prepayments or otherwise of the Term Loan, this Agreement shall not terminate without Agent’s prior written consent at any time prior to three (3) years following the Closing Date and Agent shall at all times remain the “Agent” hereunder unless and until the earlier of the following events shall occur: (i)

advances under the Term Loan shall equal a minimum amount of $15,000,000 or (ii) Borrower refinances this Term Loan with a new lender that is a commercial bank, in either case, together with the indefeasible payment and performance in full of the Obligations.

2.2 Interest and Fees.

(a) Interest. The applicable rate of interest for the amounts outstanding under the Term Loan shall be the rate of 1% per month. Interest shall be payable commencing on December 1, 2012, and on each Monthly Payment Date thereafter until and including the Term Loan Maturity Date. Interest on each Term Loan, shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed based upon 30 days per month, with partial months pro-rated.

(b) Administrative Fee. Borrower shall pay to Granite Hill a monthly administrative fee in connection with its role as Agent of 0.1% multiplied by the then outstanding Term Loan Amount measured on the particular Monthly Payment Date. Such administrative fee shall be payable commencing on December 1, 2012, and on each Monthly Payment Date thereafter until and including the Term Loan Maturity Date, with partial months pro-rated. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c) Arranger Fee. On the Closing Date, Borrower shall pay to Granite Hill an arranger fee in an amount equal to $200,000 (the “Arranger Fee”), which shall be withheld by Granite Hill from the Initial Term Loan Funding Amount.

(d) Lender Arrangement Fee. If and to the extent the Term Loan Aggregate Commitment is increased (the amount of such increase being referred to as the “Term Loan Increased Commitment Amount”) on account of the addition of new Lenders, Borrower shall pay to Granite Hill a Lender arrangement fee equal to (i) 4% of the Term Loan Increased Commitment Amount if arranged by Granite Hill and (ii) 2% of the Term Loan Increased Commitment Amount if arranged by Borrower.

(e) Management Fee. All Term Loan Lenders (other than Granite Hill) shall pay to Granite Hill in connection with its role as Agent an annual management fee, payable annually in advance, equal to 1% of the Term Loan Amount applicable to such Term Loan Lender.

(f) Prepayment Fee. Upon prepayment of the Term Loan, Agent is entitled to the following prepayment fee: Should Borrower pre-pay all or any portion of the principal balance of the Term Loan prior to the principal payment due dates, the following prepayment penalties shall apply: (i) for prepayments made prior to February 15, 2013, a fee of 4% of the principal amount prepaid, (ii) for prepayments made prior to May 15, 2013, a fee of 3% of the principal amount prepaid, (iii) for repayments made prior to August 15, 2013, a fee of 2% of the principal amount prepaid and (iv) for repayments made prior to November 15, 2013, a fee of 1% of the principal amount prepaid.

2.3 Maintenance of Accounts. Borrower will maintain and have rights in its general fundraising and operating accounts at Wells Fargo, National Association, account numbers [redacted], respectively (the “Wells Accounts”). Borrower will maintain and have rights in (irrespective of whether any of the Calpian Partners Entities shall also be identified on either account) its other accounts at JPMorgan Chase, N.A., account numbers [redacted] (the “JPMorgan Accounts”). All of Borrower’s receipts, including payments from Processors in connection with Residuals, shall be deposited in the Accounts. The Wells Accounts shall at all times be subject to the Control Agreement (Wells). The JPMorgan Accounts shall at all times be subject to the Control Agreement (JPMorgan).

2.4 Default Rate. Notwithstanding any other provision of this Agreement, following the occurrence and during the continuance of an Event of Default, all amounts outstanding under the Loan shall, at the option of Agent, bear interest at the rate per annum equal to the sum of Borrower’s applicable rate of interest for the amounts outstanding at the time of default plus 4% (the “Default Rate”).

SECTION 3. Conditions Precedent.

3.1. Closing Conditions. The occurrence of the Closing Date is subject to the fulfillment, to the satisfaction of Agent and its counsel, of each of the following conditions:

(a) Delivery of Loan Documents. Borrower shall have executed and delivered to Agent (in each case to the extent not previously executed and delivered) this Agreement and each of the other Loan Documents (other than the Subordination Agreements). Within ten (10) days of the Closing Date, Borrower shall have executed and delivered to Agent (in each case to the extent not previously executed and delivered) the Subordination Agreements.

(b) Organizational Documents. Borrower shall have delivered to Agent copies of the articles, bylaws, good standing certificate(s) and any other organizational documents of Borrower.

(c) Representations and Warranties True. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(d) Absence of Material Adverse Change. Since September 30, 2012, no change or changes or event or events shall have occurred which, in the opinion of Agent, constitutes or is likely to have a Material Adverse Effect.

(e) Consents and Approvals. All necessary consents, approvals and authorizations of, and declarations, registrations and filings with, governmental bodies and nongovernmental Persons required in order to consummate the Loan shall have been obtained or made and shall be in full force and effect.

(f) Absence of Litigation, Orders. Except as disclosed to Agent in writing prior to the date hereof, there shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or the respective assets or properties of any of such Persons which Agent reasonably believes in good faith is likely to have a Material Adverse Effect. No order of any court, arbitrator or governmental body shall be in effect which Agent reasonably believes in good faith constitutes or is likely to have a Material Adverse Effect.

(g) Security. On or prior to the Closing Date, Agent shall have received from Borrower such notices, agreements, instruments and documents as Agent may deem necessary or advisable in order to perfect the continuing first-priority security interests created pursuant to this Agreement.

(h) Resolutions; Incumbency. Agent shall have received certified resolutions of the respective Boards of Directors of Borrower with respect to this Agreement and the other Loan Documents, together with a certificate identifying each such Person’s incumbent officers and setting forth specimen signatures of such officers.

(i) Borrowing Request. Agent shall have received a written borrowing request (the “Borrowing Request”) in the form attached hereto as Exhibit B, setting forth the amount of Loan funds requested to be disbursed on the Closing Date, if any, and containing instructions for the disbursement of such funds.

(j) [Reserved].

(k) Documentation Regarding the Purchased Residuals. Borrower shall have delivered to Agent such documentation as Agent may reasonably request in order to perfect, protect and/or enforce Agent’s first-priority security interest in the Purchased Residuals, including, but not limited to, the following (collectively, the “Existing Residuals Security Documents”):

(i) Documentation reasonably acceptable to Agent by which each processor for the Purchased Residuals under the ISO Agreements (the “Existing Processors”) irrevocably (A) agrees that it will send its payments only to the fundraising Wells Account or the JPMorgan Accounts (in the case of Sagecrest and NBS only) (unless otherwise directed in writing by Borrower with the prior written consent of Agent, (B) consents to the Collateral Assignment to the extent that it relates to the Borrower’s rights under the ISO Agreements and (C) consents to Borrower’s ability to elect to cure (in its sole discretion) any defaults that may arise under the ISO Agreements.

(ii) Documentation reasonably acceptable to Agent by which each ISO Seller irrevocably agrees that (A) it consents to the Collateral Assignment to the extent that it relates to the Purchased Residuals that it sold to Borrower and (B) it shall promptly provide notice to Borrower and Agent of any actual or reasonably anticipated breach of the ISO Agreement or any other agreement affecting the Purchased Residuals that it sold to Borrower of which it has actual knowledge.

(iii) Copies of the filed UCC-1 financing statements evidencing the security interests in each ISO Seller’s assets that were granted to Borrower pursuant to the Existing Residual Contracts.

3.2. Conditions to Subsequent Advances.

(a) Compliance with Warranties, No Default. Both before and after giving effect to any advance hereunder, (i) each of the representations and warranties set forth in Section 6 shall be true and correct in all material respects, except to the extent that they expressly relate to an earlier date, (ii) there shall exist no Default or Event of Default, and (iii) no condition shall exist and no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

(b) Borrowing Request. Agent shall have received a written Borrowing Request setting forth the amount of such advance and instructions for the disbursement of such advance no later than two (2) Business Days prior to the Business Day that the advance is to be made. The delivery of each Borrowing Request shall constitute a representation and warranty by Borrower that on the date of such advance (both immediately before and after giving effect to such advance) the statements made in the foregoing subsection (a) are true and correct.

(c) Limits Not Exceeded. The aggregate outstanding principal amount of the Term Loan shall not exceed the Term Loan Aggregate Commitment.

(d) Satisfactory Legal Form. All documents executed or submitted pursuant hereto in connection with such advance by or on behalf of Borrower shall be satisfactory in form and substance to Agent and its counsel; Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as they may reasonably request.

(e) Satisfaction of Other Requirements. In the case of advances under the Term Loan, the Requesting Borrower shall have satisfied the requirements set forth in Section 2(d).

SECTION 4. AGENT.

(a) Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower.

(b) Scope of Agent’s Duties. Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of Lenders for those acts requiring consent of all of Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by Borrower or any Affiliate of Borrower, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Borrower of its obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any advance under any Loan. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(c) Successor Agent. Agent may resign at any time upon at least thirty (30) days prior notice to Borrower and each of Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed). Such Successor Agent shall thereupon become Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any Successor Agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Section 4(d) shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

(d) Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

(e) Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of Lenders allowed in any proceeding relative to Borrower, or its creditors or affecting its properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

(f) Indemnification of Agent. Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to Agent and its Affiliates by Lenders pursuant to this Section, provided that, if Agent or its Affiliates are subsequently reimbursed by Borrower for such amounts, they shall refund to Lenders on a pro rata basis the amount of any excess reimbursement. Any amounts paid by Lenders hereunder to Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

(g) Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Shailesh Mehta or the other authorized officers of Agent immediately responsible for matters concerning this Agreement (collectively, the “Authorized Agent Officers”), have personal knowledge of the occurrence of a Default or an Event of Default, or Agent shall have received a written notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon the Authorized Agent Officers obtaining such knowledge or Agent receiving such a notice, Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.

(h) Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever Agent is authorized and empowered hereunder on behalf of Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of Lenders or all of Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite Percentages of Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite Percentages of Lenders as required hereunder, provided that all of Lenders are given reasonable advance notice of the requests for such consent.

(i) Enforcement Actions by Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that Agent shall not be required to act or omit to act if, in the reasonable judgment of Agent, such action or omission may expose Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

(j) Collateral Matters.

(i) Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from Lenders, from time to time to take any action with respect to any Collateral which may be necessary to perfect and maintain a perfected security interest in and liens upon the Collateral granted pursuant to the Loan Documents.

(ii) Lenders irrevocably authorize Agent, in its reasonable discretion, to the full extent set forth in the post-amble to Section 13(i) hereof, (1) to release or terminate any lien granted to or held by Agent upon any Collateral (a) upon payment in full of all indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which Borrower owned no interest at the time the lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all Lenders, as the case may be, as provided in Section 13(i); (2) to subordinate the lien granted to or held by Agent on any Collateral to any other holder of a lien on such Collateral which is permitted by Section 8(a) hereof; and (3) if all of the Equity Interests held by Borrower in any Person are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any guaranty). Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 4(k)(ii).

(k) Agent in its Individual Capacity. Granite Hill and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not Agent. Granite Hill and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower as if such Lender were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to Lenders.

(l) Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of Agent in any Assignment Agreement as Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 5. SECURITY. To secure the full and timely payment and performance of Borrower of Borrower’s Obligations (including, without limitation, the full and timely performance of Borrower’s covenants and agreements set out in this Agreement and the full and timely repayment of the Loans and all other Indebtedness), each of Borrower and the Calpian Partners Entities has granted, and hereby pledges and assigns to Agent, and grants to Agent a continuing security interest in and continuing lien upon, (i) all of Borrower’s right, title and interest of any kind, nature and description (whether now owned or existing or hereafter acquired or arising) in and to the Collateral (or any portion thereof) and (ii) all of Calpian Partners Entities’ rights, title and interest in and to the JPMorgan Accounts, including all proceeds and products of such JPMorgan Accounts (for the avoidance of doubt, recourse as to the Calpian Partners Entities under this Agreement shall be limited to the Collateral described in this subsection (ii)).

Borrower and each of the Calpian Partners Entities covenants that it will not (i) make any change in its name, identity, corporate structure, jurisdiction of organization, type of organization, federal taxpayer identification number or organizational identification number (including, without limitation, any change which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Article 9 of the UCC), (ii) establish any other location other than the address set forth in Section 6(a) where it expects to maintain inventory and/or equipment or (iii) change its principal place of business, its primary administrative office, the place where its records concerning the Collateral are kept or its mailing address from the address set forth in Section 6(a), unless in each case Borrower or any of the Calpian Partners Entities shall have given Agent at least fifteen (15) days’ prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by Agent to amend such financing statement or continuation statement so that it is not seriously misleading or to maintain perfection of Agent’s security interest in the Collateral.

Each of Borrower and the Calpian Partners Entities hereby irrevocably constitutes and appoints Agent and any agent or representative thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and the Calpian Partners Entities and in the name of Borrower or any of the Calpian Partners Entities or in its own name, from time to time in Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby gives Agent the power and right, on behalf of such, without notice to or assent by Borrower or the Calpian Partners Entities to do the following: (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of Borrower or any of the Calpian Partners Entities or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable; (ii) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to Agent or as Agent shall direct; (iii) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; and (iv) generally to sell, transfer, pledge, make any agreement with respect or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Borrower and Calpian Partners’ expense, at any time, or from time to time, all acts and things which Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and Agent’s lien therein, in order to effect the intent of this Agreement, all as fully and effectively as Borrower or any of the Calpian Partners might do. Borrower and each of the Calpian Partners Entities hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 5 is a power coupled with an interest and shall be irrevocable. Agent agrees that, except upon the occurrence and during the continuance of an Event of Default, it shall not exercise the power of attorney or any rights granted to Agent pursuant to this Section 5.

SECTION 6. REPRESENTATIONS AND WARRANTIES. Each of Borrower and the Calpian Partners Entities hereby makes the following representations and warranties to Agent:

(a) With respect to jurisdiction of organization:

(i) Borrower is a corporation duly organized, validly existing and in good standing under, and is a registered organization within the meaning of Article 9 of the UCC pursuant to, the laws of the State of Texas. Borrower’s exact full legal name (i.e., the name of Borrower indicated on the public record of the jurisdiction of organization which shows Borrower to have been organized) is that specified in the first page hereof. The location of Borrower’s primary administrative office, principal place of business and place where books and records concerning the Collateral are kept is 500 N. Akard, Suite 2850, Dallas, Texas 75201. Borrower’s mailing address is 500 N. Akard, Suite 2850, Dallas, Texas 75201, federal taxpayer identification number is 20-8592825 and organizational identification number is 800661948.

(b) Each of Borrower and the Calpian Partners Entities is, and will continue to be the sole legal, record and beneficial owner of each item of the Collateral, free and clear of all claims, liens, security interests, encumbrances and rights of others.

(c) Borrower is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has all requisite power and authority to own its assets and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

(d) The execution, delivery and performance by Borrower and the Calpian Partners Entities of the Loan Documents to which such entity is a party are within Borrower and the Calpian Partners’ powers and have been duly authorized by all necessary corporate or other action by or on behalf of Borrower and the Calpian Partners Entities. Each Loan Document to which Borrower and each of the Calpian Partners Entities is a party has been duly executed and delivered by Borrower and the Calpian Partners Entities, as the case may be, and constitutes a legal, valid and binding obligations of Borrower and the Calpian Partners Entities, as the case may be, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

(e) The execution, delivery and performance by Borrower and the Calpian Partners Entities of the Loan Documents to which such entity is a party (i) have been duly authorized by all requisite corporate or other action; (ii) do not require governmental approval; (iii) will not result (with or without notice and/or the passage of time) in any conflict with or breach or violation of or default under, any provision of law, the articles of incorporation, bylaws or other governing document of Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which it or any of its properties or assets are bound; and (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, except as may be permitted by the Loan Documents.

(f) The financial statements of Borrower as heretofore provided to Agent in connection herewith fairly, in all material respects, present the financial condition of Borrower as at the applicable date(s) of such financial statements in accordance with GAAP.

(g) Except as disclosed to Agent in writing prior to the date hereof, there is not pending or, to the best of Borrower’s knowledge, threatened, any litigation, proceeding or governmental investigation to which Borrower is party or to which Borrower’s assets is subject which could reasonably be likely to have a Material Adverse Effect.

(h) Borrower has furnished to Agent a true and complete list of all indebtedness of Borrower as of the Closing Date after giving effect to this Agreement as set forth on Exhibit E.

(i) No part of the proceeds of the Loan will be used directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CAR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve Borrower in a violation of Regulation X of said Board (12 CAR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CAR 220). As used in this Section, the term “purpose of buying or carrying” has the meaning assigned thereto in the aforesaid Regulation U.

(j) Borrower is not an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Company Holding Act of 1935, as amended.

(k) Borrower is in possession of all material permits, licenses or other authorizations of governmental bodies required for the conduct of its business and the ownership of its respective properties (including all licenses and certificates of occupancy which are material to the ownership or operation of any real property) have been obtained and are usable by such respective Persons, and their respective businesses are being conducted in accordance with the material requirements of such permits, licenses or other authorizations of governmental bodies subject to such exceptions as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(l) Borrower’s property is free from contamination from Hazardous Materials and Borrower is in compliance with all applicable Environmental Laws, in each case, subject to such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect.

(m) Borrower is in compliance with all applicable laws and regulations with respect to employment and labor practices and employee benefits subject to such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect.

(n) This Agreement creates a valid and enforceable continuing first-priority security interest in the Collateral in favor of Agent securing the full and timely payment and performance of the Obligations, and, upon the proper filing of the UCC-1 Financing Statement against Borrower and each of the Calpian Partners Entities, all actions necessary to perfect and protect such security interest will have been taken.

(o) Borrower has provided the Agent with complete and accurate information as to (i) the name of each Sold Merchant (as defined in the Existing Residual Contracts) and (ii) the Sold Merchant’s MID (as defined in the Existing Residual Contracts). Borrower has the right to receive the Purchased Residuals with respect to the each Sold Merchant under the ISO Agreements (as defined in the Existing Residual Contracts), as applicable. Borrower does not maintain or control any reserve account or other funds attributable to any Sold Merchant. Borrower has not received any notice of default or termination from any Sold Merchant, nor does Borrower know of any bankruptcy of any Sold Merchant. Borrower has complied in all material respects with the provisions of the ISO Agreements that are applicable to it.

(p) To the Borrower’s best knowledge, each ISO Seller (as defined in the Existing Residual Contracts) has complied with the Industry Security Guidelines (as defined in the Existing Residual Contracts) with respect to the Purchased Residuals acquired from that ISO Seller.

(q) Each of Borrower and the Calpian Partners Entities owns no other accounts other than the Accounts, and that Calpian Partners Entities have assigned all of its right, title and interest in and to the JPMorgan Accounts to Borrower.

SECTION 7. AFFIRMATIVE COVENANTS. Until such time as the Obligations have been satisfied in full, Borrower covenants and agrees that it shall:

(a) Furnish to Agent in accordance with past accounting practices, (i) within 45 days after the last day of each of the first three fiscal quarters of each fiscal year (plus any extension period for comparable filings with the Securities and Exchange Commission), internally prepared consolidated and consolidating balance sheets of Borrower as of the end of such quarter, and of the related statements of operations, earnings and cash flows for such quarter and for the portion of the fiscal year then ended, certified as true and correct by Borrower’s chief financial officer, (ii) within 90 days after the end of each fiscal year (plus any extension period for comparable filings with the Securities and Exchange Commission), copies of the audited consolidated balance sheets of Borrower as of the end of such fiscal year and the related consolidated statements of operations, earnings and cash flows for such fiscal year, together with the notes and consolidating exhibit thereto, all in reasonable detail and stating in comparative form the respective audited figures as of the end of and for the previous fiscal year, accompanied by a report thereon of independent public accountants selected by Borrower and acceptable to Agent (the “Accountants”), which report shall be unqualified as to scope of audit and shall state that such financial statements present fairly the consolidated financial position of Borrower as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with GAAP applied on a basis consistent with prior years and that the examination by the Accountants in connection with such audited financial statements has been made in accordance with generally accepted auditing standards, (iii) promptly upon request by Agent, copies of Borrower’s annual federal and state tax returns, and (iv) within 90 days after the end of each fiscal year, an annual budget for Borrower for the next succeeding fiscal year, including a balance sheet, certified by Borrower’s chief financial officer as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to Borrower) by Borrower’s chief financial officer. Notwithstanding the foregoing, Agent agrees that Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission may be provided to Agent in satisfaction of Section 7(a)(ii) above. Concurrently with the delivery of the financial statements described in this Section 7(a)(i) and (ii) for each fiscal quarter end and fiscal year end, respectively, Borrower shall furnish to Agent a Covenant Compliance Report on behalf of Borrower duly executed by its chief financial officer. “Covenant Compliance Report” shall mean the report to be furnished by Borrower to Agent pursuant to this Section 7(a)(i) and (ii) and certified by Borrower’s chief financial officer, which report shall set forth the information specified therein, including a statement certifying compliance with the provisions in Sections 7 and 8.

(b) Promptly inform Agent upon any officer of Borrower having knowledge of the occurrence of any Default or Event of Default or of any event or condition which could constitute a Material Adverse Effect;

(c) Furnish such other information regarding Borrower as Agent may reasonably request and permit Agent to inspect their properties, books and records at reasonable times upon reasonable notice, including such other information and financial data concerning the Purchased Residuals and/or any Future Residuals (collectively, the “Residuals”), of Borrower and/or any subsidiary as Agent may reasonably request;

(d) Keep in full force and effect its own corporate, company or partnership (as applicable) existence in good standing; to continue to conduct and operate its business substantially as presently conducted and operated and to maintain and protect all material franchises and material trade names and preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair and condition;

(e) within 15 days after the last day of each fiscal quarter (which includes each fiscal year end) of Borrower, furnish to Agent calculations which evidence that the then amounts outstanding under the Term Loan as of the last day of such fiscal quarter do not exceed 16 times Borrower’s average monthly cash flow of the three months which comprise such fiscal quarter.

(f) [Reserved]

(g) Maintain a standard and modern system of accounting in accordance with GAAP consistently applied with records pertaining to the Collateral which contain information as may from time to time be requested by Agent, not modify or change its method of accounting without the prior written notice to Agent, permit Agent and any of its employees, officers, or agents, upon demand, during Borrower’s usual business hours, or the usual business hours of any third person having control thereof, to have access to and examine all of Borrower’s records relating to the Collateral, Borrower’s financial condition and the results of Borrower’s operations and in connection therewith, permit Agent or any of its agents, employees, or officer to copy and make extracts therefrom;

(h) Maintain the principal places of business or primary administrative offices at the addresses set forth in Section 6(a) unless Borrower shall have given Agent 30 days’ prior written notice of any change thereof;

(i) Maintain insurance with responsible and reputable insurance companies or associations of such amounts and types as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas as Borrower, in each case reasonably satisfactory to Agent, issued by insurers acceptable to Agent, with Agent to be designated as the additional insured or loss payee (as appropriate) of any such insurance policies, which general liability policy shall at no time be in an amount less than the aggregate outstanding principal balance of the Loan. Borrower agrees to maintain all risk property damage insurance policies covering the tangible property comprising the Collateral. Agent agrees that (i) Borrower may self-insure for loss of vehicles due to theft, (ii) Borrower may self-insure for earthquake damage to Borrower’s facilities and (iii) Borrower may cause third parties to insure inventory delivered through pipelines and terminals;

(j) Maintain a key man life insurance policy of at least $2,000,000 on the life of Harold Montgomery, which shall be collaterally assigned to Agent at the Closing Date;

(k) Maintain a balance of cash and cash equivalents in the Accounts of at least $200,000 at all times.

(l) On a continuing basis from the date of this Agreement until the Obligations are paid in full, there are not and will not be Hazardous Materials (as later defined) on, in or under any real or personal property (“Property”) now or at any time hereafter owned, occupied or operated by Borrower which in any manner violate any Environmental Law (as later defined), except for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. As used herein, “Hazardous Materials” mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, or radioactive materials or any hazardous or toxic materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) or in any other Environmental Law. As used herein, “Environmental Law” means any federal, state, local or other law, ordinance, statute, directive, rule, order or regulation on object of which is to regulate or improve health, safety or the environment.

(m) Furnish to Agent on a quarterly basis periodic reviews of portfolios, which should include both growth/attrition numbers based on the residual amount, but also include the total MID count (merchant identification number).

(n) [Reserved].

(o) Each time Borrower or any Subsidiary acquires any Future Residuals, Borrower and/or such Subsidiary shall deliver to Agent documentation with respect to such Future Residuals in a form substantially similar to the applicable Existing Residuals Security Documents or as Agent shall otherwise reasonably request (collectively, the “Future Residuals Security Documents”). In each instance, the applicable Future Residuals Security Documents shall be delivered at such time as is agreed upon by the Borrower and Agent.

(p) Cause to be included in each Future Residual Contract, a requirement that at all times the ISO Sellers at all times to comply with the Industry Security Guidelines applicable to any of the Residuals.

(q) Cause to be included in each Future Residual Contract, a requirement that at all times the ISO Sellers at all times to comply with the Privacy Requirements applicable to any of the Residuals.

(r) Cause to be included in each Future Residual Contract, a requirement that the ISO Sellers at all times to comply in all material respects with the provisions of the ISO Agreements and any similar agreements with processors (the “Future Processors”) with respect to the Future Residuals that are applicable to it, as well as the applicable laws, regulations and industry standards in connection with the operation of its business.

(s) Cause all payments that are to be made to it with respect to any Residuals (other than Sagecrest and NBS) to be electronically deposited into the fundraising Wells Account on a timely basis.

(t) Cause all payments that are to be made to it with respect to Residuals (as to Sagecrest and NBS only) to be electronically deposited into the JPMorgan Accounts on a timely basis.

(u) Furnish to Agent, on a monthly basis or as frequently as Agent shall elect, electronic access to bank statements in respect of the Accounts.

(v) At all time own the Accounts (or maintain the sole right to control the Accounts in the case of the JPMorgan Accounts irrespective of whether Calpian Residual Partners LP II or Calpian Residual Partners LP IV is also so designated on such JPMorgan Accounts).

(w) Borrower shall (i) on a monthly basis, provide Agent with a list of its Residuals and (ii) to the extent Borrower desires to use the proceeds of the Term Loan to acquire additional Future Residuals, such acquisition shall be permitted only (A) if no Event of Default has occurred and is continuing, and (B) no Event of Default can be reasonably expected to occur as a result of the acquisition of those Residuals.

SECTION 8. NEGATIVE COVENANTS. Borrower covenants and agrees, jointly and severally, that it shall not:

(a) Grant a security interest in or permit a lien, claim or encumbrance upon any of its property to any Person except for liens: (i) created pursuant to the Loan Documents, (ii) which are reflected in the financial statements of Borrower delivered to Agent prior to the date hereof, (iii) created in connection with subsections (ii), (iii) and (iv) pursuant to Section 8(b) below, and (iv) for current taxes not yet delinquent;

(b) Incur or suffer to exist any indebtedness or contingent liabilities other than: (i) the Obligations; (ii) trade payables incurred in the ordinary course of business, (iii) lease obligations and indebtedness existing on the Closing Date (or replacement or renewals thereof), as described on Exhibit D and (iv) indebtedness subordinated to the Obligations and subject to the Subordination Agreements, as described on Exhibit D (however, that in the case of this subclause (iv), Borrower may incur additional indebtedness subordinated to the Obligations provided that Borrower, Agent and such subordinated debt holder into a subordination agreement in form and substance satisfactory to Agent on or before the consummation of such transaction and that such subordinated indebtedness is previously approved by Agent in writing.

(c) Permit any levy, attachment or restraint to be made affecting any of its material assets, unless the same is being contested in good faith by appropriate proceedings, execution is stayed during such proceedings and the subject Borrower has taken appropriate reserves therefore in accordance with GAAP;

(d) Change its name, business or financial structure or corporate identity or add any new fictitious name in each case without giving prior written notice thereof and taking such steps as may be necessary to preserve and continue Agent’s first-priority security interests pursuant to this Agreement prior to effecting such change;

(e) Move or relocate any Collateral except in the ordinary course of business;

(f) Make loans, advances, distributions, dividends or extensions of credit to any Person, except for travel advances to employees and executives;

(g) Guaranty or otherwise directly or indirectly be or become responsible in any way for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying and discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments in the ordinary course of business for deposit or collection;

(h) Except to the extent provided herein, make advances of any kind, or otherwise give value to, or make investments in or loans or capital contributions to, any other Person, provided that this restriction shall not prevent Borrower from acquiring additional equity interests in any equity investment or Subsidiary as of the Closing Date of which Borrower has advised Agent in writing;

(i) Sell, lease, transfer, mortgage, pledge or otherwise dispose of properties or assets, enter into any reorganization or recapitalization, reclassify its capital stock, enter into any sale-lease back transaction make any change in its business objectives, purposes or operations, liquidate, merge or consolidate with or into any other Person, or otherwise enter into any transaction not in the usual course of business;

(j) Allow any fact, condition or event to occur or exist with respect to any employee, pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan;

(k) [Reserved]

(l) Amend, or cause or allow any Affiliate to amend, an agreement with respect to any Future Residuals (“Future Residual Contracts”), any Existing Residual Contract or any ISO Agreement in any way that affects any Residual or Agent’s rights with respect thereto without Agent’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(m) Without Agent’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), Borrower shall not release, or cause or allow any Affiliate to release, any lien it now holds, or in the future may hold, on the assets of any ISO Seller or any entity from which Borrower acquires Future Residuals.

(n) Without Agent’s prior written approval, Borrower shall not modify any payment instructions to the Processors.

(o) Without Agent’s prior written approval, Borrower shall not open any new accounts other than the Accounts.

(p) Without Agent’s prior written approval, at no time shall any of the Calpian Partners Entities take any action with respect to the JPMorgan Accounts.

SECTION 9. EVENTS OF DEFAULT. An “Event of Default” shall mean, for all purposes under the Loan Documents, any one or more of the following:

(a) If Borrower fails to pay all or any portion of the Obligations (whether of principal, interest, taxes, reimbursement of expenses of Agent or otherwise) when due (whether as scheduled, by acceleration or otherwise) or if Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Agreement, the Notes, the other Loan Documents or any other present or future agreement between Borrower and Agent; provided that in the case of Borrower’s failure to pay interest or fees when due, three (3) days shall have elapsed without the applicable breach being cured;

(b) If any representation, statement, report or certificate made or delivered by Borrower or its officers, employees or agents to Agent is not true and correct in all material respects when made;

(c) If any provision of the Loan Documents shall be invalid or if Agent shall fail to have a valid and enforceable first-priority lien on or security interest in any of the Collateral;

(d) If all or any of the assets of Borrower become subject to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer or assignee and the same are not released, discharged or bonded against within (i) ten (10) days (in the case of a proceeding commenced by Borrower) or (ii) sixty (60) days (in the case of a proceeding commenced against Borrower) thereafter;

(e) If any bankruptcy, insolvency, receivership or other proceeding is filed or commenced by or against Borrower for its reorganization, dissolution or liquidation without being dismissed within (i) ten (10) days (in the case of a proceeding commenced by Borrower) or (ii) sixty (60) days (in the case of a proceeding commenced against Borrower) thereafter;

(f) If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(g) If a notice of lien, levy or assessment is filed of record with respect to any or all of the assets of Borrower by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of Borrower’s assets and the same is not paid on the payment date thereof, unless the same is being contested in good faith by appropriate proceedings, execution is stayed during such proceedings and Borrower has taken appropriate reserves therefore in accordance with GAAP;

(h) If a judgment or other claim in excess of $100,000 above any insurance coverage individually or in the aggregate becomes a lien or encumbrance upon any or all of Borrower’s assets and the same is not satisfied, dismissed or bonded against within thirty (30) days thereafter;

(i) If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower’s indebtedness to others, whether under any indenture, agreement or otherwise;

(j) If Borrower makes any payment on account of indebtedness, other than as referenced in Section 8(b)(ii),(iii) and (iv) which has been subordinated to Borrower’s obligations to Agent;

(k) If any reportable event, which Agent determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Agent, or any such plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act (“ERISA”), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan; and

(l) If Agent shall reasonably determine that a Material Adverse Effect exists (other than any of the events described in subsections (a) – (k) above, and the same is not cured within fifteen (15) days of Agent providing notice to Borrower of the same.

SECTION 10. RIGHTS AND REMEDIES. If any Event of Default described in clause (e) of Section 9 shall occur, the Loans (if not theretofore terminated) shall automatically terminate and all outstanding Obligations shall automatically be and become immediately due and payable, without notice or demand. If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Agent may, by notice to Borrower, declare all or any portion of the outstanding Obligations to be due and payable and/or the Loans (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Loans shall terminate. In addition, upon any Event of Default Agent shall have the right to exercise any and all remedies available to it at law or in equity as well as any rights or remedies specified in any the Loan Documents, all of which shall be cumulative and may be exercised successively or concurrently. Borrower shall be jointly and severally liable for any deficiency, which Borrower shall pay to Agent immediately upon demand.

If any Event of Default shall occur and be continuing, Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, any other Loan Document or by law, all rights and remedies of a secured party after default under the UCC. Without limiting the generality of the foregoing, Borrower expressly agrees that in any such event Agent may, without demand of performance or other demand, advertisement, legal process or notice of any kind (except as may be required by law or provided herein) to or upon Borrower or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of Agent’s offices or elsewhere at such prices and on such terms as Agent may deem commercially reasonable (irrespective of the impact of any such sales on the market price of the Collateral), for cash or on credit or for future delivery. Any such purchaser (including, without limitation, Agent) of Collateral sold pursuant to this Section 10 shall purchase the same absolutely free from any claim or right on the part of Borrower and Borrower does hereby waive (to the maximum extent permitted by the UCC and other applicable law) all rights of redemption, stay, and appraisal it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. To the maximum extent permitted by applicable law, Borrower waives all claims, damages, and demands against Agent arising out of the repossession, retention or sale of the Collateral except such as may arise out of the gross negligence or willful misconduct of Agent or the failure of Agent to exercise reasonable care in the custody and preservation of Collateral in its possession or under its control. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Borrower agrees that, to the extent notice of sale shall be required by law, Agent need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice shall constitute reasonable notification within the meaning of Section 9612(b) of the UCC. The proceeds of any disposition of the Collateral shall be allocated among the Obligations in such manner as Agent may determine in its sole discretion.

Unless any of the Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, Agent will give Borrower reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived.

In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the collateral may be effected after an Event of Default, Borrower agrees that, upon the occurrence of an Event of Default, Agent may, from time to time, attempt to sell all or any part of the Collateral by means of a private placement restricting the bidder and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Agent may solicit offers to buy the Collateral, or any part of it, for cash, from a limited number of investors deemed by Agent, in its reasonable judgment, to be qualified parties who might be interested in purchasing the collateral, and if Agent solicits such offers from not less than five (5) such investors, then the acceptance by Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposition of such Collateral.

With respect to the rights and remedies of Agent, the parties have expressly agreed that (i) no Default or Event of Default shall be waived by Agent except in writing and no waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion; (ii) no single or partial exercise by Agent of any of its rights, powers or privileges under the Loan Documents, or any delay in the exercise thereof, shall preclude any other or further exercise thereof; and (iii) no forbearance on the part of Agent in enforcing any of its rights under Loan Documents, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower under the Loan Documents, shall constitute a waiver of any of the terms of the Loan Documents, or of any such right.

SECTION 11. INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by Agent and Agent’s agreement to provide the Loan hereunder, Borrower hereby indemnifies, exonerates and holds Agent, Lenders and each of their respective parents, officers, directors, employees, trustees, advisors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loans, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 12. NOTICES. All communications provided for hereunder shall be in writing and delivered by hand or sent by registered or certified mail or sent by facsimile (with such facsimile to be confirmed promptly in writing sent by first class mail), sent (i) if to Agent, to:

Granite Hill Capital Ventures, LLC

401 El Cerrito Avenue

Hillsborough, California 94010

Attention: Shailesh Mehta, Managing Member

Facsimile: (650) 523-4470

or to such other address or facsimile number as Agent may have designated to Borrower in writing; and (ii) if to Borrower (or any of the Calpian Partners Entities), to:

Calpian, Inc.

500 N. Akard, Suite 2850

Dallas, Texas 75201

Attention: Craig Jessen, President

Facsimile: (214) 758-8602

or to such other address or addresses or facsimile number or numbers as Borrower may most recently have designated in writing to Agent by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by or facsimile, or three Business Days after being so mailed.

SECTION 13. MISCELLANEOUS. The parties agree to the following miscellaneous terms:

(a) Governing Law. This Agreement and the other Loan Documents shall be governed by California law, without regard to the effect of conflict of laws.

(b) Costs and Expenses. Borrower agrees to (i) pay up to $30,000 of all out of pocket costs and expenses of Agent (including, without limitation, Agent’s reasonable attorneys’ fees and costs and/or fees, transfer charges and costs of Agent’s in-house counsel) in connection with the preparation of this Agreement and the other Loan Documents, (ii) pay all out of pocket costs and expenses of Agent in connection with any waiver, amendment or modification of any Loan Documents, the enforcement of this Agreement or any of the other Loan Documents whether an action or lawsuit is demanded, the workout or attempted workout of the Obligations following a Default or an Event of Default, any bankruptcy or other proceeding for the adjustment of Borrower’s Obligations (including a motion for relief from stay), and in any appeal from a judgment or order or any post judgment enforcement proceeding.

(c) Successors and Assigns; Participations; Assignments.

(i) This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lenders and their respective successors and assigns.

(ii) The foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of Lenders.

(iii) No Lender may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (c)(iv) of this Section, (ii) by way of a participation in accordance with the provisions of clause (c)(v) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (c)(vi) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void); provided, that any such assignments or participations shall be subject to the consent of Agent (which consent shall not be unreasonably withheld or delayed) unless (i) an Event of Default has occurred and is continuing, in which case any such assignments or participations shall be subject to the consent of Agent, in its sole and absolute discretion or (ii) any such assignments or participations are made to Granite Hill’s Affiliates.

(iv) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(A) the parties to any assignment shall execute and deliver to Agent an assignment agreement in form and substance satisfactory to Agent (with appropriate insertions acceptable to Agent) (each such agreement, an “Assignment Agreement”), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement (provided however that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender’s Affiliates).

Until the Assignment Agreement becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this Section 13(c), Borrower and Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13(c), the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents. Upon request, Borrower shall execute and deliver to Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. Agent, Lenders and Borrower acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(v) Borrower and Agent acknowledge that each of Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to Borrower or any of Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(A) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(B) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(C) such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 13(i) (a) through (f) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and Borrower, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against Agent, any other Lender or Borrower; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation.

(vi) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(vii) Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of Lenders, the Percentages of such Lenders and the principal amount of each type of advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and Borrower, Agent, and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender upon reasonable notice to Agent and a copy of such information shall be provided to any such party on their prior written request. Agent shall give prompt written notice to Borrower of the making of any entry in the Register or any change in such entry.

(viii) Under written confidentiality agreement and subject to all insider trading laws, Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender pursuant to this Agreement.

(ix) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

(d) Information. Borrower acknowledges that Agent may provide information regarding Borrower and the Loan to its Subsidiaries and, and in the case of Affiliates and service providers, under written confidentiality agreement and subject to all insider trading laws.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original but all of which shall constitute one and the same agreement.

(f) Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

(g) Survival. All covenants, agreements, representations and warranties (i) previously made (except as specifically subsequently modified); (ii) made in connection herewith or with the Notes and/or the Loan Documents and/or any document contemplated hereby; or (iii) executed hereafter (unless such document expressly states that this Agreement does not apply thereto) shall survive the borrowings hereunder and thereunder and the repayment in full of the Notes and/or the Loan Documents and any amendments, renewals or extensions thereof and shall be deemed to have been relied upon by Agent. All statements contained in any certificate or other document delivered to Agent at any time by or on behalf of Borrower shall constitute representations and warranties by Borrower.

(h) Final Agreement. This Agreement is an integrated agreement and supersedes all prior negotiations and agreements regarding the subject matter hereof.

(i) Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and the Majority Lenders (or by Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by Borrower that is a signatory thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by Lender or Lenders directly affected thereby, do any of the following: (a) increase any Lender’s commitments hereunder, (b) reduce the principal of, or interest on, any outstanding indebtedness or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding indebtedness or any fees or other amounts payable hereunder, (d) except as expressly permitted hereunder or under the other Loan Documents, release all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and Lenders, (e) terminate or modify any indemnity provided to Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (f) change the definitions of “Term Loan Percentage” “Majority Lenders” or this Section 13(i); provided, further, that notwithstanding the foregoing, the Term Loan Maturity Date may be postponed or extended only with the consent of all the Term Loan Lenders, and provided further, however, that no amendment, waiver, or consent shall, unless in a writing signed by Agent affect the rights or duties of Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

Agent shall, upon the written request of Borrower, execute and deliver to Borrower such documents as may be necessary to evidence (1) the release of any lien granted to or held by Agent upon any Collateral: (a) upon payment in full of all indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which Borrower owned no interest at the time the lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all Lenders, as the case may be, as provided in this Section 13(i); or (2) the release of any Person from its obligations under the Loan Documents (including without limitation any guaranty) if all of the Equity Interests of such Person that were held by Borrower are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty and such release shall not in any manner discharge, affect or impair the indebtedness or any liens upon any Collateral retained by Borrower, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(j) UCC Terms. Unless the context requires otherwise, terms that are used without definition in the definition of “Collateral” contained in Section 1.1 of this Agreement and are defined in the UCC shall have the respective meanings assigned to such terms by the UCC. If and to the extent that the laws of the State of California govern the interpretation of this Agreement, all references herein to Article 9 of the UCC shall be deemed to mean Division 9 of the UCC.

SECTION 14. JURY WAIVER. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OBLIGATIONS OR ANY LOAN DOCUMENT.

SECTION 15. Judicial Reference Provision.

(a) In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section 15, the “Granite Hill Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Granite Hill Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE INDEBTEDNESS OR THE OTHER GRANITE HILL BANK DOCUMENTS.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Loan and Security Agreement as of the date first set forth above.

Borrower:

CALPIAN, INC., a Texas corporation

By:	/s/ Craig A. Jessen
Name:	Craig A. Jessen
Title:	President

Calpian II:

CALPIAN RESIDUAL PARTNERS LP II

By:	/s/ Craig A. Jessen
Name:	Craig A. Jessen
Title:	President, ART Holdings, Inc.,
General Partner of Calpian Residuals Partners LP II

Calpian IV:

CALPIAN RESIDUAL PARTNERS LP IV

By:	/s/ Craig A. Jessen
Name:	Craig A. Jessen
Title:	President, ART Holdings, Inc.,
General Partner of Calpian Residuals Partners LP IV

AGENT AND LENDER:

GRANITE HILL CAPITAL VENTURES, LLC, a Delaware limited liability company

By:	/s/ Sameet Shailesh Mehta
Name:	Sameet Sheilesh Mehta
Title:	Attorney in Fact

EXHIBIT A

TERM NOTE

$5,000,000	Dated as of November 9, 2012

FOR VALUE RECEIVED, the undersigned Calpian, Inc., a Texas corporation (“Borrower”) promises to pay to the order of Granite Hill Capital Ventures, LLC, a Delaware limited liability company (“Granite Hill”) on the Term Loan Maturity Date, the principal sum of Five Million Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of the Term Loan made by Lender pursuant to Section 2.1 of that certain Loan and Security Agreement, dated as of November 9, 2012 (as mended, restated or otherwise modified from time to time, the “Loan Agreement”), among Borrower, Granite Hill and each of the other financial institutions which are now or hereafter become a party thereto (collectively, together with Granite Hill, the “Lenders”), and Granite Hill, as agent for the Lenders. Granite Hill is hereby authorized to record the amount of the Term Loan made under this Term Note, and the information so recorded shall be conclusive and binding in the absence of manifest error. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by Lender pursuant to the Loan Agreement.

This Note is one of the Term Notes referred to in, and evidences indebtedness incurred under, the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Loan Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN                     , CALIFORNIA, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

Borrower:

CALPIAN, INC., a Texas corporation

By:
Name:	Harold H. Montgomery
Title:	Chief Executive Officer

EXHIBIT B

FORM OF BORROWING REQUEST

        , 20

Granite Hill Capital Ventures, LLC, as Agent

401 El Cerrito Avenue

Hillsborough, California 94010

Attention: Shailesh Mehta, Managing Member

Ladies and Gentlemen:

The undersigned, refers to the Loan and Security Agreement, dated as of November 9, 2012 (the “Loan Agreement”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement), by and among Calpian, Inc., a Texas corporation (“Borrower”), Granite Hill Capital Ventures, LLC, a Delaware limited liability company (“Granite Hill”) and each of the other financial institutions which are now or hereafter become a party thereto (collectively, together with Granite Hill, “Lenders”, and each, a Lender), and Granite Hill, as Lender and agent to Lenders, pursuant to which Lenders have agreed to make certain credit facilities (the “Loans”) available to Borrower. Pursuant to the Loan Agreement, we hereby give you notice that we hereby irrevocably request an advance under the Loans and in that connection set forth below the following information relating to such advance (the “Proposed Advance”):

The Business Day of the Proposed Advance is         , 20    .

The amount of the Proposed Advance is $        .

We hereby certify that all of the representations and warranties contained in the Loan Agreement the other Loan Documents delivered in connection therewith are true and correct as of the date hereof and no Default or Event of Default currently exists.

Very truly yours,

Calpian, Inc.,
a Texas corporation

By:
Name:	Harold H. Montgomery
Title:	Chief Executive Officer